Exhibit 3.2

THE COMPANIES LAW, 1999

ARTICLES OF ASSOCIATION

Maris-Tech Ltd.

Israeli company number 51-413573-0

1.	Name, Purpose, Limited Liability, Capital and Restrictions on Shares		1
	1.1	Name	1
	1.2	Purpose	1
	1.3	Limited Liability	1
	1.4	Capital of Company and Restrictions on Shares	1
2.	Definitions and Construction		1
3.	General Meetings		2
	3.1	General Meeting by Conference Call	2
	3.2	Chairperson of the General Meeting	2
4.	Board of Directors		2
	4.1	Appointment of Directors	2
	4.2	Election and Removal of Directors	2
	4.3	Meeting of the Board of Directors	3
	4.4	Meeting of the Board of Directors by Conference Call	3
	4.5	Resolutions of Board of Directors in Writing	3
5.	Indemnity and Insurance		4
6.	Auditor and Legal Counsel		4
7.	Exclusive Forum		4

1. Name, Purpose, Limited Liability, Capital and Restrictions on Shares

1.1	Name

The name of Company shall be Maris-Tech Ltd.,

(in Hebrew “מ”בע טק-מריס”)

1.2	Purpose

The purpose of Company is to carry on any legal activity.

1.3	Limited Liability

The liability of the Shareholders to the debts of Company shall be limited in such way that the Shareholders will be liable to pay only the consideration they obligated to pay for the shares held by them and not yet paid.

1.4	Capital of Company and Restrictions on Shares

The registered share capital of Company is 12,500,000 Ordinary Shares.

2. Definitions and Construction

In these Articles, unless the context otherwise requires, the expressions defined below shall have the meaning so defined; the expressions defined in the Companies Law -1999 and not herein defined, shall have the meaning defined in the Companies law; words importing the singular shall include the plural and vice versa, words referring to non-corporate persons shall include corporate entities; and range of numbers shall include the last number within the relevant range. The captions in these Articles shall not be taken into account in the construction thereof. The term “including” shall mean including without limitation.

2.1	“Articles”	shall mean these articles of association of Company.
2.2	“Board of Directors”	shall mean the board of directors of Company.
2.3	“Company”	shall mean the company named above.
2.4	“Director”	shall mean a member of the Board of Directors.
2.5	“General Meeting”	shall mean the general meeting of the shareholders of Company.
2.6	“Ordinary Share”	shall mean Ordinary Share of Company.
2.7	“Shareholder”	shall mean any registered or beneficial holder of shares in Company.

3. General Meetings

A representative of the legal counsel of Company shall be present at any General Meeting throughout the meeting.

3.1	General Meeting by Conference Call

Any one or more persons entitled to attend a General Meeting may participate in such a meeting by means of conference telephone or video call or similar communications equipment by which all persons participating in the meeting can hear each other simultaneously, and participation in a meeting by such means shall constitute presence in person at such meeting. The situs of such meeting shall be the situs of the person initiating the call.

3.2	Chairperson of the General Meeting

The chairperson of the General Meeting shall be the chairperson of the Board of Directors. Until such appointment, or if the chairperson is not present at the General Meeting within 15 minutes of the time stipulated therefore, the Shareholders present at a General Meeting shall choose someone of their number to be chairman. The office of Chairman shall not entitle the holder thereof to an additional or casting vote.

4. Board of Directors

4.1	Appointment of Directors

The Board of Directors shall consist of up to 10 directors chosen by the General Meeting, and no less than 3 directors. For so long as the Company is publicly traded on the Nasdaq Capital Market, a majority of the directors shall be independent directors.

4.2	Election and Removal of Directors

4.2.1	Directors shall be elected by the General Meeting and (unless appointed for a shorter term) shall serve in office until the third Annual General Meeting after the General Meeting in which such Director was appointed, in which such later Annual General Meeting the Directors will be brought for re-election (or replacement) pursuant to this Article 4.2.

4.2.2	Notwithstanding Article 4.2.1 above, in each Annual General Meeting, only one Director whose service term lapsed (as set forth under Article 4.2.1 above) will be deemed retired and the end of such Annual General Meeting and brought for re-election, and all other Directors whose service term lapsed shall be deemed to have been re-elected for a term until the next Annual General Meeting. The Director whom is to be retired and re-elected (a “Nominee”) shall be the Director that served the longest period since its appointment or last re-election or, if more than one Director served the longest time (or if a director who is not to be re-elected agrees to be re-elected), the Board of Directors meeting which sets the date and agenda for the Annual General Meeting the Board of Directors (acting by a simple majority) will decide which of such Directors will be brought for re-election at the relevant General Meeting.

4.2.3	Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of External Directors shall be only in accordance with the applicable provisions set forth in the Companies Law.

4.2.4	the term of office of a Director shall commence as of the date of his appointment or election, or on a later date if so specified in his appointment or election.

4.2.5	A Director may serve for multiple terms, provided, however, that the terms of an External Director shall be limited in accordance with applicable law.

4.3 Meeting of the Board of Directors

The Directors may meet for the purpose of conducting Company’s business, adjourn their meetings and otherwise regulate them as they deem fit. A quorum for the holding of a meeting of the Board of Directors and for any decision in such meeting shall be constituted by a majority of the Directors and a representative of the legal counsel of Company.

If a quorum is not present within half an hour from the time appointed for a meeting, the meeting shall be cancelled and automatically postponed for 3 business days in Israel, to the same time and place. At such postponed meeting matters for which the first meeting was called shall be discussed, regardless of the number of Directors present in person or by proxy.

4.4 Meeting of the Board of Directors by Conference Call

Any one or more persons entitled to attend a Board of Directors meeting may participate in such a meeting by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other simultaneously, and participation in a meeting by such means shall constitute presence in person at such meeting. The situs of such meeting shall be the situs of the person initiating the call.

4.5 Resolutions of Board of Directors in Writing

A resolution in writing signed by a representative of the legal counsel of Company and all Directors then in office or to which all such Directors have given their consent (by letter, e-mail, facsimile or otherwise) shall be deemed to have been adopted by a meeting of the Board of Directors duly convened and held. The situs of such meeting shall be the situs stipulated in the resolution.

5. Indemnity and Insurance

Subject to the provisions of any applicable law:

5.1	Company shall be entitled to exempt, in advance, any of its office holders, from any liability, in whole or in part, with respect to damage resulting from breach of duty of care towards Company.

5.2	Company shall be entitled to indemnify and/or enter into a contract for the insurance of its office holders, in whole or in part, against liabilities or expenses, imposed on them due to an act that they performed by virtue of their being an office holder of Company.

6. Auditor and Legal Counsel

The General Meeting may appoint an auditor for an extended period that will in no event exceed the end of the third annual General Meeting after the General Meeting in which such auditor was appointed.

7. Exclusive Forum

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this exclusive forum provision. This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the United States Securities Exchange Act of 1934, as amended.